UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2021

CENTERPOINT ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	1-31447	74-0694415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Louisiana Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 207-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CNP	The New York Stock Exchange
preferred	NA	Chicago Stock Exchange, Inc.
Depositary Shares for 1/20 of 7.00% Series B Mandatory Convertible Preferred Stock, $0.01 par value	CNP/PB	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02.	Termination of a Material Definitive Agreement.

On May 14, 2021, CenterPoint Energy, Inc. (the “Company”) voluntarily prepaid the remaining $700 million of borrowings under its Term Loan Agreement, dated May 15, 2019, among the Company, as borrower, Mizuho Bank, Ltd., as administrative agent and lead arranger, and the banks named therein (as amended, the “Term Loan Agreement”) and terminated the Term Loan Agreement. The Company did not incur any penalties in connection with the early termination, but the Company may be required to indemnify each bank and to hold each bank harmless from any loss or expense that such bank may sustain or incur as a consequence of the voluntary prepayment of outstanding Eurodollar Rate Loans (as defined in the Term Loan Agreement). The Company terminated the Term Loan Agreement after determining that it would no longer be necessary for financing purposes.

The Term Loan Agreement had a maturity date of June 14, 2021. Borrowings under the Term Loan Agreement bore interest, at the Company’s option, at a rate equal to either (i) the Eurodollar Rate (as defined in the Term Loan Agreement) plus a margin of 0.650% or (ii) the Alternate Base Rate (as defined in the Term Loan Agreement). The Term Loan Agreement contained certain covenants, including a covenant that required the Company not to exceed a specified ratio of debt (excluding, among other things, transition and system restoration bonds) to consolidated capitalization (excluding, among other things, non-cash reductions to net income). The Term Loan Agreement provided a temporary increase of the permitted ratio of debt to consolidated capitalization if CenterPoint Energy Houston Electric, LLC experienced damage from a natural disaster in its service territory and the Company certified to the administrative agent that the system restoration costs incurred by the Company and its subsidiaries in connection with that natural disaster were reasonably likely to exceed $100 million in a consecutive twelve-month period, all or part of which the Company or one of its subsidiaries intended to seek to recover through securitization financing. Such temporary increase in the financial ratio covenant would be in effect from the date the Company delivered its certification until the earliest to occur of (i) the completion of the securitization financing, (ii) the first anniversary of the delivery of such certification or (iii) the revocation by the Company of such certification in accordance with the terms of the Term Loan Agreement.

Borrowings under the Term Loan Agreement were subject to acceleration upon the occurrence of events of default that the Company considers customary. The Term Loan Agreement also provided for customary fees, including administrative agent fees and other fees.

Affiliates of the banks party to the Term Loan Agreement have performed depository and other banking, investment banking, trust, investment management and advisory services for the Company and its affiliates (including participating in the credit facilities of the Company and its affiliates) from time to time for which they have received customary fees and expenses and may, from time to time, engage in transactions with and perform services for the Company and its affiliates in the ordinary course of their business.

Item 8.01	Other Events.

On May 13, 2021, the Company provided notice of redemption for all of the Company’s outstanding $500,000,000 aggregate principal amount 3.60% Senior Notes due 2021 (“Notes”). The Notes are called for redemption on June 1, 2021 at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if such Notes matured on November 1, 2021 (the maturity date of the Notes) but for the redemption (not including any portion of such payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 12.5 basis points, in each case, plus accrued and unpaid interest thereon, if any, to but excluding the redemption date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERPOINT ENERGY, INC.

Date: May 14, 2021	By:	/s/ Kristie L. Colvin
Kristie L. Colvin
Senior Vice President and
Chief Accounting Officer